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                                                                  EXHIBIT 10.11

                              EMPLOYMENT AGREEMENT


          This Agreement is made as of this 2nd day of January 2001 (the "Starting Date") between TeleSpectrum Worldwide Inc., a Delaware corporation (the "Company"), and Joseph Nezi (the "Employee").


                                    RECITALS

          The Company desires to employ the Employee, and the Employee desires to provide services to the Company, upon the terms and conditions hereinafter set forth.

                                   WITNESSETH:

          NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, the parties hereto, each intending to be legally bound hereby, agree as follows:

1. Employment.

          (a) During the term of the Employee's employment under this Agreement (the "Employment Term"), the Employee shall be the Executive Vice President, Business Development of the Company and shall perform such duties consistent with such office as described in the Company's Bylaws (a copy of which has been furnished to the Employee) and as are assigned by the Company's Board of Directors (the "Board"). Except for periodic travel incident to Employee's duties hereunder, Employee shall not be required to perform his duties hereunder outside a 50 mile radius of the Company's current principal office.

          (b) Employee represents to the Company that he is not subject or a party to any employment agreement, non-competition covenant, non-disclosure agreement or any other agreement, covenant, understanding or restriction of any nature which would prohibit Employee from executing this Agreement and performing fully his duties and responsibilities hereunder.

2. Term. The "Employment Term" shall begin on the Starting Date and, unless terminated earlier pursuant to the terms of this Agreement, continue until January 2, 2003.

3. Compensation for Employment.

          (a) The basic annual rate of compensation of the Employee for his employment services to the Company during the Employment Term shall be $200,000 (such amount is referred to herein as the "Salary"), which the Company shall pay to the Employee in equal installments in accordance with the normal payroll policies of the Company. The Salary shall be reviewed at least one time each calendar year by the Compensation Committee of the Board for possible increases, taking into account such matters as the Employee's responsibilities, the profitability of the Company, the compensation
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of other executives of the Company, increases in cost of living and other factors deemed pertinent by the Compensation Committee. In light of such review, the Company, in its sole discretion, may increase the Salary but shall not decrease the Salary during the Employment Term.

          (b) The Employee shall be eligible to receive annual performance bonuses (such amounts are referred to herein as the "Bonus") in accordance with the following schedule:

                    (i) If the Company earns $45 million or more of EBITDA (as defined below) in 2001, the Company shall pay the Employee a Bonus for 2001 of $200,000.

                    (ii) If the Company earns between $40 million and $45 million of EBITDA (as defined below) in 2001, the Compensation Committee of the Board, in its discretion, may award the Employee a Bonus for 2001 of up to one-half (1/2) of the Bonus described in paragraph (i) above.

                    (iii) If the Company earns less than $40 million of EBITDA (as defined below) in 2001, the Employee shall not be paid a Bonus for 2001.

                    (iv) After 2001, the Employee shall be eligible to receive annual performance Bonuses in such amounts as approved by the Compensation Committee of the Board and participate in such bonus programs as are established for executive officers of the Company.

          For purposes of this Agreement, "EBITDA" means the sum of income or loss from the Company's continuing operations, income taxes, net interest expense, depreciation and amortization, as determined by the Company in preparing the Company's financial statements, but excluding non-recurring items such as out-of-period charges, merger and restructuring-related charges and one-time gains or losses.

          (c) On the Starting Date, the Company shall grant Employee stock options (the "Options") to purchase 300,000 shares of the Company's common stock, par value $.01 per share (the "Common Stock"). The Options shall be granted pursuant to the terms of the TeleSpectrum Worldwide Inc. 1996 Equity Compensation Plan (the "Stock Option Plan") and, except as provided in this
Section 3(c), the Options shall include those terms that are contained in the form of Grant Letter attached hereto. The Options shall include the following terms: (i) that a maximum number of shares be qualified as "incentive stock options" under applicable law and the regulations of the U.S. Internal Revenue Service to the extent permissible, (ii) that the stock options shall be exercisable at a price per share equal to the greater of $0.60 or the fair market value of a share of Common Stock on the Starting Date, (iii) that, if, within twelve (12) months of the Starting Date, there is a dilution of equity interests in the Company solely as a result of a refinancing, the Employee shall be granted additional stock options, if necessary, such that, immediately following the refinancing, the shares subject to the Employee's then outstanding Options shall represent the same percentage of equity interests in the Company as immediately before the refinancing, and (iv) that the Options shall vest in accordance with the following schedule:

                    (A) if the Company earns $45 million or more of EBITDA in 2001, one-half (1/2) of the Options shall become exercisable on January 2, 2002, an additional one-
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                    quarter (1/4) of the Options shall become exercisable on
                    January 2, 2003 and the remaining one-quarter (1/4) of the Options shall become exercisable on January 2, 2004, or

                    (B) if the Company does not earn at least $45 million of EBITDA in 2001, one-third (1/3) of the Options shall become exercisable on January 2, 2002, an additional one-third (1/3) of the Options shall become exercisable on January 2, 2003, and the remaining one-third (1/3) of the Options shall become exercisable on January 2, 2004.

          (d) During the Employment Term, the Company shall provide the Employee with fringe benefits that are substantially equivalent to the fringe benefits provided to the senior officers of the Company (the "Fringe Benefits").

          (e) All amounts payable by the Company under Sections 3(a) and (b) and the Fringe Benefits allowed under Section 3(d) shall be subject to proration based upon the number of days in each such year that the Employee was employed by the Company hereunder.

4. Termination Without Compensation.

          (a) Total Disability. If the Employee becomes totally disabled (as defined below), the Company may terminate the Employment Term by notice to the Employee, and as of the termination date, the Company shall have no further liability or obligation to the Employee hereunder except as follows: the Employee shall receive (i) any earned but unpaid Salary and Bonus and any Fringe Benefits that have accrued through the date of termination; and (ii) whatever benefits that he may be entitled to receive under any then existing disability benefit plans of the Company, including any such plans included in the Fringe Benefits. For purposes of this Section 4, a Bonus shall not be deemed to have been "earned" until the last day of the calendar year to which it relates. For the purposes hereof, the Employee shall be deemed to be "totally disabled" if the Employee is considered totally disabled under any group disability plan maintained by the Company and in effect at that time, or in the absence of any such plan, under applicable Social Security regulations. In the event of any dispute under this Section 4(a), the Employee shall submit to a physical examination by a licensed physician mutually satisfactory to the Company and the Employee, the cost of such examination to be paid by the Company, and the determination of such physician shall be determinative.

          (b) Death. If the Employee dies, this Employment Agreement shall terminate on the date of death, and thereafter the Company shall not have any further liability or obligation to the Employee, his executors, administrators, heirs, assigns or any other person claiming under or through him except that the Employee's estate shall receive any earned but unpaid Salary and Bonus and any Fringe Benefits that have accrued through the date of termination.

          (c) Cause. The Company may terminate the Employment Term for "cause" by giving the Employee 30 days' notice of the termination date, and as of the termination date, the Company shall not have any further liability or obligation to the Employee, except that the Employee shall
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receive any earned but unpaid Salary and Bonus and any Fringe Benefits that have accrued through the date of termination. For purposes of this Agreement, "cause" shall mean the Employee's (i) breach (other than by reason of illness, injury or incapacity) of any of the material terms or provisions of this Agreement, (ii) the willful and substantial failure to comply fully with the lawful directives of the Board, (iii) substantial and willful misconduct, (iv) material neglect of the Company's business, (v) conviction of a felony or other crime involving moral turpitude, (vi) misappropriation of funds or (vii) habitual abuse of alcohol, narcotics or other controlled substances. In the case of a termination for "cause," the notice of termination shall specify the basis for the Company's determination of "cause"; provided, however, that in the case of conduct described in clauses (i), (ii), (iii) and (iv) above, such conduct shall not constitute "cause" for the purposes of this paragraph (c) unless (A) the Board shall have given the Employee notice setting forth with specificity (1) the conduct deemed to constitute "cause," (2) reasonable action that would remedy the objectionable conduct, and (3) a reasonable time (not less than 20 days) within which the Employee may take such remedial action, and (B) the Employee shall not have taken such specified remedial action within such specified reasonable time.

          (d) Resignation. The Employee shall have the right to terminate the Employment Term at any time by giving the Company 60 days' notice of the termination date. Under such circumstances, the Company shall not have any further liability or obligation to the Employee, except that the Employee shall receive any earned but unpaid Salary and Bonus and any Fringe Benefits that have accrued through the date of termination, net of any liabilities that the Employee may have to the Company.

           5. Termination With Compensation. The Company shall have the right to terminate the Employment Term without cause at any time by giving the Employee 30 days' notice of the termination date. In addition, notwithstanding Section 4(d), the Employee may voluntarily terminate his employment with the Company for "good reason" during the one-year period following a Change of Control by giving the Company at least 60 days' notice of the termination date. If the Company terminates the Employment Term pursuant to this Section 5 prior to the occurrence of a Change of Control or after the one-year period following the occurrence of a Change of Control, the Company shall continue to pay to the Employee an amount equal to his Salary, payable in equal installments over the twelve-month period following the termination date. If the Company or the Employee terminates the Employment Term pursuant to this Section 5 during the one-year period following the occurrence of a Change of Control, the Company shall continue to pay to the Employee an amount equal to the sum of his Salary and the targeted Bonus for the year in which the termination date occurs, payable in equal installments over the twelve-month period following the termination date. For purposes of this Section 5, "good reason" shall mean that the Employee experiences a substantial reduction in his total compensation (i.e., the sum of his Salary and potential Bonus) and/or a major change in his reporting relationship. For purposes of this Section 5, "Change of Control" shall have the same meaning as in the Stock Option Plan.
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          The amount to be paid under this Section 5 is referred to herein as the "Termination Compensation." The Employee shall not be entitled to any Termination Compensation unless the Employee executes and delivers to the Company after a notice of termination a release in a form satisfactory to the Company in its sole discretion by which the Employee releases the Company from any obligations and liabilities of any type whatsoever under this Agreement, except for the Company's obligations with respect to the Termination Compensation. The parties hereto acknowledge that the Termination Compensation to be provided under this Section 5 is to be provided in consideration for the above-specified release.

6. Agreement Not to Compete.

          (a) The Employee covenants that for the period beginning on the termination of Employee's employment hereunder and ending on the first anniversary of the date of such termination of employment hereunder (the "Restricted Period"), he shall not, directly or indirectly, own, manage, operate, join, control, finance or participate in the ownership, management, operation, control or financing of, or be connected as a partner, principal, agent, representative, consultant or otherwise with or use or permit his name to be used in connection with, any business or enterprise engaged directly or indirectly in competition with the business conducted by the Company at any time during such period within any portion of the United States in the direct marketing business which includes inbound and outbound telemarketing, customer retention and interactive voice response (the "Business"). It is recognized by the Employee and the Company that the Business is and is expected to continue to be conducted throughout the United States and that more narrow geographical limitations of any nature on this non-competition covenant (and the non-solicitation covenant set forth in Section 6(b)) are therefore not appropriate. The foregoing restriction shall not be construed to prohibit the ownership by Employee as a passive investment of not more than five percent (5%) of any class of securities of any corporation which is engaged in any of the foregoing businesses having a class of securities registered pursuant to the Securities Exchange Act of 1934.

          (b) The Employee further covenants that during the Restricted Period, he shall not, either directly or indirectly, (i) call on or solicit any person who or which has been a customer of the Company with respect to the activities prohibited by Section 6(a) or (ii) solicit the employment of any person who is employed by the Company during such period on a full or part-time basis.

          (c) The Employee recognizes and acknowledges that by reason of his employment by the Company he shall have access to Company Information (as defined in Section 8(a)) relating to the Business. The Employee acknowledges that such Company Information is a valuable and unique asset and covenants that he shall not disclose any such Company Information after the date hereof to any person for any reason whatsoever, unless such information (i) is in the public domain through no wrongful act of Employee, (ii) has been rightfully received from a third party without restriction and without breach of this Agreement or
(iii) except as may be required by law.
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          (d) The Employee acknowledges that the restrictions contained in this
Section 6 are reasonable and necessary to protect the legitimate interests of the Company, and that any violation shall result in irreparable injury to the Company.

          (e) The Employee agrees that the Company shall be entitled to preliminary and permanent injunctive relief, without the necessity of proving actual damages, as well as an equitable accounting of all earnings, profits and other benefits arising from any violation of this Section 6, which rights shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled. In the event that any of the provisions of this Section 6 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable law in any jurisdiction, then such provisions shall be deemed reformed in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable law.

7. Inventions, Designs and Product Developments. All inventions, innovations, designs, ideas and product developments, developed or conceived by the Employee, solely or jointly with others, whether or not patentable or copyrightable, at any time during the Employment Term or during his employment by the Company prior to the commencement of the Employment Term and that relate to the actual or planned business activities of the Company (collectively, the "Developments") and all of the Employee's right, title and interest therein, shall be the exclusive property of the Company. The Employee hereby assigns, transfers and conveys to the Company all of his right, title and interest in and to any and all such Developments. The Employee shall disclose fully, as soon as practicable and in writing, all material and substantial Developments to the Board. At any time and from time to time, upon the request of the Company, the Employee shall execute and deliver to the Company any and all instruments, documents and papers, give evidence and do any and all other reasonable acts that, in the opinion of counsel for the Company, are or may be necessary or desirable to document such transfer or to enable the Company to file and prosecute applications for and to acquire, maintain and enforce any and all patents, trademark registrations or copyrights under United States or foreign law with respect to any such Developments or to obtain any extension, validation, re-issue, continuance or renewal of any such patent, trademark or copyright. The Company shall be responsible for the preparation of any such instruments, documents and papers and for the prosecution of any such proceedings and shall reimburse the Employee for all reasonable expenses incurred by his in compliance with the provisions of this Section 7.

8. Company Information.

          (a) The Employee has had and shall have possession of or access to confidential information relating to the business of the Company, including writings, equipment, processes, drawings, reports, manuals, invention records, financial information, business plans, customer lists, the identity of or other facts relating to prospective customers, inventory lists, arrangements with suppliers and customers, computer programs, or other material embodying trade secrets, customer or product information or technical or business information of the Company. All such information, other than any information that is in the public domain through no act or omission of the Employee or which he is authorized to disclose, is referred to collectively as the "Company Information."
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During and after the Employment Term, the Employee shall not (i) use or exploit in any manner the Company Information for himself or any person, partnership, association, corporation or other entity other than the Company, (ii) remove any Company Information, or any reproduction thereof, from the possession or control of the Company or (iii) treat Company Information otherwise than in a confidential manner.

          (b) All Company Information developed, created or maintained by the Employee, alone or with others while employed by the Company, and all Company Information maintained by the Employee thereafter, shall remain at all times the exclusive property of the Company. The Employee shall return to the Company all Company Information, and reproductions thereof, whether prepared by his or others, that are in his possession immediately upon request and in any event upon the completion of his employment by the Company.

9. Remedies. The Employee expressly acknowledges that the remedy at law for any breach of Sections 6, 7 and 8 shall be inadequate and that upon any such breach or threatened breach, the Company shall be entitled as a matter of right to injunctive relief in any court of competent jurisdiction, in equity or otherwise, and to enforce the specific performance of the Employee's obligations under these provisions without the necessity of proving the actual damage to the Company or the inadequacy of a legal remedy.

10. Conditions. This Agreement and the obligations of the parties hereunder are subject to the satisfaction of the conditions set forth at the end of Fenton R. Talbot's letter to J. Peter Pierce dated December 22, 2000.

11. General.

          (a) Governing Law. This Agreement is made and entered into in the Commonwealth of Pennsylvania, and shall in all respects be interpreted, enforced and governed by and under the laws of the Commonwealth.

          (b) Company. For purposes of Sections 6, 7, 8 and 9, the term "Company" shall be deemed to include any incorporated or unincorporated entities that are controlled, directly or indirectly, by the Company through ownership, agreement or otherwise, and any such entity to which the Company assigns its rights hereunder.

          (c) Binding Effect. All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit and be enforceable by the respective heirs, representatives, successors (including any successor as a result of a merger or similar reorganization) and assigns of the parties hereto, except that the duties and responsibilities of the Employee hereunder are of a personal nature and shall not be assignable in whole or in part by the Employee.

          (d) Notices. All notices required to be given under this Agreement shall be in writing and shall be deemed to have been given when personally delivered or when mailed by registered or
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certified mail, postage prepaid, return receipt requested, or when sent by
Federal Express or other overnight delivery service, addressed as follows:

                     TO EMPLOYEE:

                               Joseph Nezi
                               58 Oak Ridge Drive
                               Voorhees,  NJ  08043


                     TO THE COMPANY:

                               443 S. Gulph Road
                               King of Prussia, PA  19406
                               Fax:  610.962.5109
                               Attn:  Francis J. Pennella
                                        Executive Vice President and Secretary

                               With a copy to:

                                          Morgan, Lewis & Bockius LLP
                                          1701 Market Street
                                          Philadelphia, PA  19103
                                          Fax:  215.963.5299
                                          Attn:   Richard A. Silfen, Esquire

          (e) Entire Agreement; Modification. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and may not be modified or amended in any way except in writing by the parties hereto.

          (f) Duration. Notwithstanding the termination of the Employment Term and of the Employee's employment by the Company, this Agreement shall continue to bind the parties for so long as any obligations remain under the terms of this Agreement.

          (g) Waiver. No waiver of any breach of this Agreement shall be construed to be a waiver as to succeeding breaches.
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          (h) Severability. If any provision of this Agreement or application thereof to anyone under any circumstances is adjudicated to be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect any other provisions or applications of this Agreement which can be given effect without the invalid or unenforceable provision or application and shall not invalidate or render unenforceable such provision in any other jurisdiction.

          IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, have hereunto duly executed this Agreement as of the day and year first written above.

                                    TELESPECTRUM WORLDWIDE INC.


                                    By:___________________________________



                                    --------------------------------------
                                    JOSEPH NEZI